--------------------------------------------------------------------------------

                                   UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 8-K


                                  CURRENT REPORT

            PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934



                Date of Report (Date of earliest event reported)





                               January 20, 1997




                              ROSS SYSTEMS, INC.
                              ------------------
            (Exact name of registrant as specified in its charter)


                                  CALIFORNIA
                                  ----------
        (State or other jurisdiction of incorporation or organization)


          0-19092                                     94-2170198
          -------                                     ----------
   Commission File Number                (I.R.S. Employer Identification Number)


                             1100 Johnson Ferry Road
                              Atlanta, Georgia 30342
                              ----------------------
                    (Address of principal executive offices)


                                 (404) 851-1872
                                 --------------
              (Registrant's telephone number, including area code)

--------------------------------------------------------------------------------

                                    ROSS SYSTEMS, INC.
                                        FORM 8-K
                                    JANUARY 20, 1997
                                    ----------------


Item 5.  Other Events
---------------------

     On January 20, 1997, Registrant made the press release on the following page with regard to the financial results of its second fiscal quarter, ended December 31, 1996.

                   ROSS SYSTEMS ANNOUNCES PRELIMINARY RESULTS

ATLANTA, Georgia, January 20, 1997 - Ross systems, Inc. (NASDAQ:ROSS), today announced that despite solid improvement sequentially, and year over year, its second quarter results would fall below analysts' estimates for revenues and net income. The Company said that it expects to report revenues in the range of $18.5 to $19.0 million and net income in the range of $800,000 to $1.0 million, or $.04 to $.06 per share. This compares with the results of $16.9 million in revenue and a net loss of $200,000, or $.01 per share, in the prior year. Operating income is expected to increase by 550 to 600 percent over the prior year. Earnings estimates ranged from $.08 to $.10 per share.

Revenues derived from consulting and maintenance fees are expected to be in line with analysts' estimates. Software product license revenues fell below estimates due to several European contracts that were pushed out of the quarter. License revenues in North America and Asia showed solid growth while European software revenues, though up sequentially, declined from the prior year. Sales in the worldwide process manufacturing sector increased approximately 35 percent over the prior year. The Company's software sales pipeline continues to be very solid and growing worldwide.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.


                                      ROSS SYSTEMS, INC.

Date: January 20, 1997                /S/ JAMES A. WATTS, JR.
                                      ------------------------------------------

                                      James A. Watts, Jr.
                                      Vice President, Finance and Administration and Chief Financial Officer